Exhibit 10.4

EXECUTION VERSION

ALL OF THE INDEBTEDNESS EVIDENCED HEREBY OR ARISING HEREUNDER IS JUNIOR AND SUBORDINATE (IN RIGHT OF PAYMENT, COLLATERAL SECURITY AND ENFORCEMENT) TO THE INDEBTEDNESS, OWED BY THE MAKER OR ANY OTHER OBLIGOR, OR ANY SUCCESSOR THERETO, TO THE PRIVATE BANK AND TRUST COMPANY, TO THE EXTENT AND PURSUANT TO THE TERMS OF A CERTAIN SUBORDINATION AGREEMENT DATED AS OF AUGUST 13, 2009 (OR ANY SUCCESSOR AGREEMENT WHICH REPLACES AND REFERENCES SUCH AGREEMENT).

SUBORDINATED NON-NEGOTIABLE PROMISSORY NOTE

$1,050,000.00	August 13, 2009

          FOR VALUE RECEIVED, IntriCon Corporation (“Maker”), a Pennsylvania corporation, promises to pay to Jon V. Barron (“Payee”), an individual resident in the State of California, in lawful money of the United States of America, the principal sum of One Million, Fifty Thousand Dollars ($1,050,000.00), together with interest in arrears on the unpaid principal balance at an annual rate equal to 6%, in the manner provided below; provided, however, at the Payee’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, the principal outstanding under this Note shall bear interest at an annual rate equal to 10%. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

          This Subordinated Non-Negotiable Promissory Note (“Note”) has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement, dated the date hereof by and between Maker and Payee (the “Agreement”), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement. In the event of a conflict or inconsistency between the provisions of this Note and the provisions of the Agreement, the provisions of the Agreement will prevail. This Note is unsecured.

1.	PAYMENTS

1.1 PRINCIPAL AND INTEREST

The principal amount of this Note shall be due and payable in three installments payable as follows:

Payment Date	Principal Amount
August 13, 2010	$350,000
August 13, 2011	$350,000
August 13, 2012	$350,000

All accrued interest on the unpaid principal balance of this Note, through each payment date set forth above, shall also be due and payable with each payment of principal as set forth above. Notwithstanding anything to the contrary, all outstanding principal and accrued interest due hereunder may become immediately due and payable upon the occurrence of an Event of Default (as defined in Section 3 below), and shall automatically become immediately due and payable upon: (i) a sale of the assets of the Maker (including the stock or assets of subsidiaries of the Company) to which are attributable 90% or more of the consolidated sales volume of the Company or (ii) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any affiliate or associate as defined in Rule 12b-2 under the Exchange Act of such person, or any group of persons acting in concert (excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of capital stock of the Company) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s then outstanding voting securities.

          1.2          MANNER OF PAYMENT

          All payments of principal and interest on this Note shall be made by wire transfer of immediately available federal funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania.

1.3      PREPAYMENT

          Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

1.4      RIGHT OF SET-OFF

          Maker shall have the right to withhold and set-off against any amount due hereunder the amount of any claim for Losses under the Agreement to the extent provided in Section 11.6 of the Agreement and such withholding or set-off shall not be considered an Event of Default hereunder.

2.       SUBORDINATION.

                    Notwithstanding anything to the contrary herein, but subject to the Subordination Agreement referenced in the legend set forth at the top of the first page of this Note, all present and future indebtedness, obligations and liabilities of Maker under this Note shall be subject and subordinate in right and priority of payment to all present and future indebtedness, obligations and liabilities of Maker to Maker’s current lender in respect of borrowed money (“Current Senior Lender”) under and pursuant to the notes, documents, agreements and instruments executed and/or delivered between Maker and Current Senior Lender and such notes, documents, agreements and instruments, as any of them may have been and may hereafter be from time to time amended, collectively, the “Current Senior Credit Documents”, and/or to any lender or lenders who may hereafter provide loans and/or credit facilities to refinance or replace the credit facilities provided to Maker by Current Senior Lender under the Current Senior Credit Documents (such present and future indebtedness, obligations and liabilities owed to Current Senior Lender under the Current Senior Credit Documents and owed to any such replacement or refinancing lender or lenders in connection with such replacement or refinancing loans and/or credit facilities, collectively, the “Senior Indebtedness”);provided that notwithstanding such subordination, but subject to the terms of any applicable subordination or-inter-creditor agreement, Holder may receive and retain payments hereunder (including all regularly scheduled payments of principal and/or interest) for so long as Maker is not in default, or by such payment would not become in default, under the terms of the Current Senior Credit Documents, or the credit agreements, documents, agreement or instruments representing any such replacement or refinancing loans or credit facilities (collectively, as any of them may have been and may hereafter be from time to time amended, the “Senior Credit Documents”), and as a result of such default, Maker would be prohibited under the Senior Credit Documents from making such payment; provided, however, that, subject to the terms of any applicable subordination or-inter-creditor agreement, Maker shall make any such payment promptly after any such default is cured. By acceptance of this Note, the Holder covenants and agrees, for itself and on behalf of its successors and permitted assigns, to execute and deliver from time to time any subordination or inter-creditor agreement reasonably required by any Senior Lender to further evidence the foregoing subordination.

3.         DEFAULTS

          3.1          EVENTS OF DEFAULT

          The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

          (a)          If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for ten (10) days after the due date therefor.

          (b)          If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

          (c)          If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 90 days.

          (d)          Maker shall: (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations for a period in excess of 90 days other than in the ordinary course of business or (iii) take any corporate action to authorize any of the actions or events set in this paragraph (d).

          (e)          The occurrence and continuation of an “event of default”, however termed, under any Senior Credit Documents, which results in the acceleration of the indebtedness thereunder.

          3.2          REMEDIES

          Upon the occurrence of an Event of Default hereunder (unless such Event of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note; provided, however, that if an Event of Default described in paragraph (b) or (c) of Section 3.1 above shall occur, the acceleration of the unpaid principal balance of this Note and accrued interest that would otherwise occur only upon giving of notice by Payee to Maker as specified above shall occur automatically, without the giving of any such notice.

4.         ADDITIONAL TERMS

          4.1          NOTICES

          Any notice required or permitted to be given hereunder shall be given in accordance with Section 12.3 of the Agreement.

          4.2          SEVERABILITY

          If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          4.3          CONTROLLING LAW

          THIS NOTE IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT

GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

          4.4          JURISDICTION AND PROCESS

          In any action between or among any of the parties, whether arising out of this Note, the Agreement of any of the agreements contemplated thereby or otherwise, (a) (i) with respect to any action commenced by Maker, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of California and (ii) with respect to any action commenced by Holder, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Minnesota, (b) if any such action is properly commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in such state, (c) EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.3 of the Agreement, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

          4.5          PARTIES IN INTEREST

          This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Maker or Payee without the express prior written consent of the other party, except by will or, in default thereof, by operation of law.

          4.6          AMENDMENT; WAIVER

          Any term of this Note may be amended and the observance of any term of this Note may be waived only with the written consent of Payee. Any such amendment or waiver shall be effective only for the specific instance and for the specific purpose for which given.

          4.7          SECTION HEADINGS, CONSTRUCTION

          The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified.

          All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

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          IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

INTRICON CORPORATION

By:	/s/ Mark Gorder
Name:	Mark Gorder
Title:	President and Chief Executive Officer

Signature Page to Note